As filed with the Securities and Exchange Commission on May 15, 2015

Registration No. 333- 117535

Registration No. 333- 115337

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

ZF TRW AUTOMOTIVE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	81-0597059
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

12001 Tech Center Drive

Livonia, Michigan 48150

(734) 855-2600

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Joseph S. Cantie

Executive Vice President and Chief Financial Officer

ZF TRW Automotive Holdings Corp.

12001 Tech Center Drive

Livonia, Michigan 48150

(734) 855-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William Dougherty

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE:  DEREGISTRATION OF SECURITIES

Deregistration of Shares under the TRW Automotive 401(k) Savings Plan and the TRW Automotive Retirement Savings Plan for Hourly Employees

TRW Automotive Holdings Corp. (n/k/a ZF TRW Automotive Holdings Corp., the “Company”) registered, pursuant to a Registration Statement on Form S-8 (Registration Number 333-115337) (the “401(k) Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2004, up to 10,000,000 shares of the Company’s common stock in connection with the offering of a Company stock fund investment option under a 401(k) savings plan that is currently entitled the TRW Automotive 401(k) Savings Plan (the “401(k) Savings Plan”).

In addition, the Company also registered, pursuant to a Registration Statement on Form S-8 (Registration Number 333-117535) (the “Hourly 401(k) Registration Statement” and, together with the 401(k) Registration Statement, the “Registration Statements”) filed with the SEC on July 21, 2004, up to 1,500,000 shares of the Company’s common stock in connection with the offering of a Company stock fund investment option under a 401(k) savings plan that is currently entitled the TRW Automotive Retirement Savings Plan for Hourly Employees (the “Hourly 401(k) Savings Plan,” and, together with the 401(k) Savings Plan, the “Plans”).

On May 15, 2015 pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated September 15, 2014, among the Company, ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“ZF”), and MSNA, Inc., a Delaware corporation (“MSNA”) and a wholly owned subsidiary of ZF held directly by ZF North America, Inc. (“ZNA”), MSNA merged with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”).  As a result of the Merger, the Company became a wholly owned subsidiary of ZF. Moreover, the Company stock fund was removed as an investment option under the Plans and no future investments in Company stock will be allowed under the Plans.

Pursuant to the undertakings in Item 9 of each of the Registration Statements, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to remove and deregister (i) all unsold and/or unissued interests remaining under the 401(k) Savings Plan from registration under the 401(k) Registration Statement, and (ii) all unsold and/or unissued interests remaining under the Hourly 401(k) Savings Plan from registration under the Hourly 401(k) Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on this 15th day of May 2015.

ZF TRW AUTOMOTIVE HOLDINGS CORP.

By:	/s/ Joseph S. Cantie
	Name:	Joseph S. Cantie
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.